EXHIBIT 4.2


THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ISLAND PACIFIC, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

                                SECURED TERM NOTE
                                -----------------

         FOR VALUE RECEIVED, ISLAND PACIFIC, INC., a Delaware corporation (the "BORROWER"), hereby promises to pay to LAURUS MASTER FUND, LTD., c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, Fax: 345-949-8080 (the "HOLDER") or its registered assigns or successors in interest, on order, the sum of Six Hundred Thousand Dollars ($637,500), together with any accrued and unpaid interest hereon, on February 28, 2006 (the "MATURITY DATE");

         Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement dated as of the date hereof between the Borrower and the Holder (the "PURCHASE AGREEMENT").

The following terms shall apply to this Note:

                                   ARTICLE I
                          INTEREST & OPTIONAL REPAYMENT

         1.1. INTEREST RATE. Subject to Sections 4.11 and 5.6 hereof, interest payable on the principal amount outstanding under this Note shall accrue at a rate per annum (the "INTEREST RATE") equal to the "prime rate" published in The Wall Street Journal from time to time, plus two percent (2.0%). The Interest Rate shall be increased or decreased as the case may be for each increase or decrease in the prime rate in an amount equal to such increase or decrease in the prime rate; each change to be effective as of the day of the change in such rate. Interest shall be (i) calculated on the basis of a 360 day year, and (ii) payable monthly, in arrears, commencing on December 1, 2005 and on the first business day of each consecutive calendar month thereafter until the Maturity Date (and on the Maturity Date), whether by acceleration or otherwise (each, a "REPAYMENT DATE").

         1.2. OPTIONAL REDEMPTION IN CASH. The Borrower will have the option of prepaying this Note ("OPTIONAL REDEMPTION") by paying to the Holder a sum of money equal to the Applicable Principal Amount (as defined below), together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, the Purchase Agreement, or any Related Agreement (the "REDEMPTION AMOUNT") outstanding on the day written notice of redemption (the "NOTICE OF REDEMPTION") is given to the Holder. The Notice of Redemption shall specify the date for such Optional Redemption (the "REDEMPTION PAYMENT DATE") which date shall be ten (10) business days after the date of the Notice of Redemption (the "REDEMPTION PERIOD"). In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then such Redemption Notice will be null and void. For purposes of this Note, the "Applicable Principal Amount" shall mean 125% of the Principal Amount outstanding at the time of such prepayment.

                                   ARTICLE II
                                EVENTS OF DEFAULT

         Upon the occurrence and continuance of an Event of Default beyond any applicable grace period, the Holder may make all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable. In the event of such an acceleration, (each occurrence being a "DEFAULT NOTICE PERIOD") the amount due and owing to the Holder shall be equal to the sum of (i) 125% of the outstanding principal amount of the Note (plus accrued and unpaid interest and fees, if any) and (ii) all other amounts, costs, expenses and liquidated damages due in respect of this Note (the "DEFAULT Payment"). If, with respect to any Event of Default, the Borrower cures the Event of Default, the Event of Default will be deemed to no longer exist and any rights and remedies of Holder pertaining to such Event of Default will be of no further force or effect. The Default Payment shall be applied first to any fees due and payable to Holder pursuant to the Note or the Related Agreements, then to accrued and unpaid interest due on the Note and then to outstanding principal balance of the Note.

         The occurrence of any of the following events set forth in Sections 2.1 through 2.10, inclusive, is an "EVENT OF DEFAULT:"

         2.1. FAILURE TO PAY PRINCIPAL, INTEREST OR OTHER FEES. The Borrower fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith, or the Borrower fails to pay when due any amount due under any other promissory note issued by Borrower, and in any such case, such failure shall continue for a period of three (3) days following the date upon which any such payment was due.

         2.2. BREACH OF COVENANT. The Borrower breaches any covenant or any other term or condition of this Note or the Purchase Agreement in any material respect, or the Borrower or any of its Subsidiaries breaches any covenant or any other term or condition of any Related Agreement in any material respect and, any such case, such breach, if subject to cure, continues for a period of fifteen (15) days after the occurrence thereof; provided that, if such breach is of a nature that it can not be cured within fifteen (15) days and Borrower has taken reasonable steps to cure such default within fifteen (15) days, upon written notice to and the consent of the Holder, the Borrower will have a commercially reasonable amount of time to cure such breach before such breach shall be deemed an Event of Default.

         2.3. BREACH OF REPRESENTATIONS AND WARRANTIES. Any representation or warranty made by the Borrower in this Note or the Purchase Agreement, or by the Borrower or any of its Subsidiaries in any Related Agreement, shall, in any such case, be false or misleading in any material respect on the Closing Date or the date that such representation or warranty is deemed made, if such representation or warranty expressly states that it is made as of a specific date.

         2.4. RECEIVER OR TRUSTEE. The Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

         2.5. JUDGMENTS. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its property or other assets for more than $250,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

         2.6. BANKRUPTCY. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any of its Subsidiaries.

         2.7. STOP TRADE. An SEC stop trade order or Principal Market trading suspension of the common stock of the Borrower shall be in effect for five (5) consecutive days or five (5) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that the Borrower shall not have been able to cure such trading suspension within thirty (30) days of the notice thereof or list the Common Stock on another Principal Market within ninety (90) days of such notice. The "Principal Market" for the Common Stock shall include the NASD OTC Bulletin Board, , NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock).

         2.8. DEFAULT UNDER RELATED AGREEMENTS OR OTHER AGREEMENTS. The occurrence and continuance of any Event of Default (as defined in the Purchase Agreement or any Related Agreement) or any event of default (or similar term) under any other indebtedness (including, without limitation, (i) the Amended and Restated Secured Convertible Term Note, dated July 12, 2004 and issued by the Borrower to the Holder (as amended, restated, modified or supplemented from time to time, the "2004 Note"), (ii) the Purchase Agreement referred to in the 2004 Note (as amended, modified or supplemented from time to time, the "2004 Purchase Agreement", (iii) any Related Agreement referred to in the 2004 Purchase Agreement, as each may be amended, modified or supplemented from time to time,
(iv) the Secured Convertible Term Note, dated as of June 15, 2005 and issued by the Borrower to the Holder (as amended, restated, modified or supplemented from time to time, the "June 2005 Note", (v) the Purchase Agreement referred to in the June 2005 Note (as amended, modified or supplemented from time to time, the "June 2005 Purchase Agreement"), (vi) any Related Agreement referred to in the June 2005 Purchase Agreement, as each may be amended, modified or supplemented from time to time and/or (vii) any document governing any indebtedness owed by the Borrower or any Subsidiary of the Borrower to Midsummer Investments, Ltd. or any affiliate of Midsummer Investments, Ltd.).

         2.9. CHANGE IN CONTROL. A Change of Control (as defined below) shall occur with respect to the Borrower, unless Holder shall have expressly consented to such Change of Control in writing. A "Change of Control" shall mean any event or circumstance as a result of which (i) any "Person" or "group" (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act, as in effect on the date hereof), other than the Holder, is or becomes the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the then outstanding voting equity interest of the Borrower, (ii) the Board of Directors of the Borrower shall cease to consist of a majority of the Borrower's board of directors on the date hereof (or directors appointed by a majority of the board of directors in effect immediately prior to such appointment) or (iii) the Borrower or any of its Subsidiaries merges or consolidates with, or sells all or substantially all of its assets to, any other person or entity.

                           DEFAULT RELATED PROVISIONS

         2.10. PAYMENT GRACE PERIOD. Following the occurrence and continuance of an Event of Default beyond any applicable cure period hereunder, the Borrower shall pay the Holder a default interest rate of two percent (2%) per month on all amounts due and owing under the Note, which default interest shall be payable upon demand.

         2.11. CUMULATIVE REMEDIES. The remedies under this Note shall be cumulative.


                                   ARTICLE III
                                  MISCELLANEOUS

         3.1. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         3.2. NOTICES. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Borrower at the address provided in the Purchase Agreement executed in connection herewith, and to the Holder at the address provided in the Purchase Agreement for such Holder, with a copy to John E. Tucker, Esq., 825 Third Avenue, 14th Floor, New York, New York 10022, facsimile number (212) 541-4434, or at such other address as the Borrower or the Holder may designate by ten days advance written notice to the other parties hereto. A Notice of Conversion shall be deemed given when made to the Borrower pursuant to the Purchase Agreement.

         3.3. AMENDMENT PROVISION. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented in writing signed by Holder and Borrower.

         3.4. ASSIGNABILITY. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement. This Note shall not be assigned by the Borrower without the consent of the Holder.

         3.5. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

         3.6. MAXIMUM PAYMENTS. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

         3.7. SECURITY INTEREST AND GUARANTEE. The Holder has been granted a security interest (i) in certain assets of the Borrower and its Subsidiaries as more fully described in the Master Security Agreement dated as of July 12, 2004, as amended, modified or supplemented from time to time, and (ii) pursuant to the Stock Pledge Agreement dated as of July 12, 2004, as amended, modified or supplemented from time to time. The obligations of the Borrower under this Note are guaranteed by certain Subsidiaries of the Borrower pursuant to the Subsidiary Guaranty dated as of July 12, 2004, as amended, modified or supplemented from time to time.

         3.8. CONSTRUCTION. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

         3.9. COST OF COLLECTION. If default is made in the payment of this Note, the Borrower shall pay to Holder reasonable costs of collection, including reasonable attorney's fees.


       [Balance of page intentionally left blank; signature page follows.]

         IN WITNESS WHEREOF, the Borrower has caused this Convertible Term Note to be signed in its name effective as of this ____ day of November 2005.

                                             ISLAND PACIFIC, INC.



                                             By:________________________________
                                             Name:  Barry Schechter
                                             Title: CEO

WITNESS:



_______________________________